SUBSIDIARY	EQUITY INTEREST %	COUNTRY OF INCORPORATION
Statoil Norge AS	100	Norway
Statoil Danmark A/S	100	Denmark
Statoil AB	100	Sweden
Statoil (U.K.) Limited	100	Great Britain
Statoil North America Inc	100	United States of America
Statoil Apsheron AS	100	Norway
Statoil Nigeria AS	100	Norway
Navion ASA (sold, effective January 1, 2003)	100	Norway
Statoil Coordination Center N.V.	100	Belgium
Statoil Venezuela AS	100	Norway
Statoil Sincor AS	100	Norway
Statoil Investments Ireland Ltd.	100	Ireland
Statoil Forsikring AS	100	Norway
Statoil Exploration (Ireland) Ltd.	100	Ireland
Statoil (Orient) Inc.	100	Switzerland
Statoil Pernis Invest AS	100	Norway
Mongstad Refining DA	79	Norway
Statoil Metanol ANS	82	Norway
Statoil Angola Block 17 AS	100	Norway
Statoil Dublin Bay AS	100	Norway